UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2021

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 is incorporated herein by reference into this Item 1.01.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed in a Current Report on Form 8-K filed by Lodging Fund REIT III, Inc. (the “Company”) with the Securities and Exchange Commission on August 9, 2021, LF3 Houston, LLC and LF3 Houston TRS LLC (collectively, the “Borrower”), subsidiaries of the Company’s operating partnership subsidiary Lodging Fund REIT III OP, LP (the “Operating Partnership”), entered into a $13 million loan (the “Original HGI Houston Loan”) with Legendary A-1 Bonds, LLC, (the “Original Lender”), secured by the 182-room Hilton Garden Inn Houston Bush Intercontinental Airport hotel in Houston, Texas (the “HGI Houston”) pursuant to a Loan Agreement, dated as of August 3, 2021. The Original Lender is an affiliate of Legendary Capital REIT III, LLC, the external advisor to the Company (the “Advisor”) which is owned by Norman Leslie and Corey Maple, each a director and executive officer of the Company and principal of the Advisor.  The Original HGI Houston Loan was evidenced by a promissory note and had a fixed interest rate of 7.0% per annum.  On September 2, 2021, the proceeds of the New HGI Houston Loan described in Item 2.03 below were used to refinance the Original HGI Houston Loan, and all outstanding obligations under the Original HGI Houston Loan were repaid in full without any fee or penalty and all commitments and guaranties in connection therewith have been terminated or released.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

On September 2, 2021, pursuant to the Business Loan Agreement, dated as of September 2, 2021 (the “New Loan Agreement”), the “Borrower” entered into a new approximately $13.9 million loan with Choice Financial Group (the “New Lender”), which is secured by the HGI Houston (the “New HGI Houston Loan”). The New Lender is not affiliated with the Company or the Advisor. The New HGI Houston Loan is evidenced by a promissory note and has a fixed interest rate of 3.85% per annum.  The New HGI Houston Loan matures five years after the effective date. The HGI Houston Loan requires monthly payments of interest-only for the first 24 months of the loan, monthly payments of principal and interest for the next 35 months, with the outstanding principal and interest due at maturity. The Borrower has the right to prepay all or a portion of the New HGI Houston Loan at any time without penalty. The Borrower used the proceeds of the New HGI Houston Loan to repay in full the Original HGI Houston Loan described in Item 1.02 above.

The New Loan Agreement requires the maintenance of covenants concerning an annual debt service coverage ratio and the maintenance of a replacement reserve account after the first 12 months of the loan. The New Loan Agreement contains customary events of default, including payment defaults.  If an event of default occurs under the New Loan Agreement, the New Lender may accelerate the repayment of amounts outstanding under the New Loan Agreement and exercise other remedies subject, in certain instances, to the expiration of applicable cure periods.

Pursuant to the New Loan Agreement, the Operating Partnership entered into a Guaranty (the “OP Guaranty”) with the New Lender to guarantee payment when due of the loan amount and the performance of the agreements of Borrower contained in the loan documents, as further described in the OP Guaranty.  Further, Corey Maple, a director and executive officer of the Company, entered into a Guaranty (the “Maple Guaranty”) with the New Lender to guarantee payment of 50%, when due, of the loan amount and any additional amounts due by the Borrower under the loan documents at that time, as further described in the Maple Guaranty. The Maple Guaranty will be released after the Borrower maintains six consecutive months of principal and interest payments that meet a 1.2x debt service coverage ratio, as defined in the loan documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: September 9, 2021	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary